Exhibit 99.1

NASDAQ: ASFI

FOR IMMEDIATE RELEASE

CONTACT:

Robert J. Michel, CFO

Asta Funding, Inc.

(201) 567-5648

Asta Funding, Inc. Announces New Joint Venture in Personal Injury Financing

•	Initiates New Joint Venture in Personal Injury Financing With Up To $21.8 Million Annual Investment Over the Next Five Years

ENGLEWOOD CLIFFS, NJ – JANUARY 4, 2012 – ASTA FUNDING, INC., (NASDAQ: ASFI), (the “Company”), a financial services, receivable asset management and liquidation company that specializes in the purchase, management and liquidation of consumer receivables is pleased to announce the formation of Pegasus Funding, LLC (“Pegasus”), a joint venture with Manhattan-based Pegasus Legal Funding, LLC (“PLF”), an established personal injury financing provider.

On December 28, 2011, the Company, through a newly-formed subsidiary, ASFI Pegasus Holdings, LLC (“APH”), executed the Pegasus Operating Agreement with PLF, in which a subsidiary of the Company, Fund Pegasus, LLC, (“Fund Pegasus”), will loan up to $21.8 million per year to PLF for a term of five (5) years all of which is secured by the assets of Pegasus. These loans will provide financing for the personal injury litigation claims and operating expenses of Pegasus.

Pegasus will be actively managed by experienced personal injury litigation funders, Max Alperovich and Alexander Khanas, who will rely upon strict underwriting criteria to provide legal funding to personal injury plaintiffs prior to the settlement of their claims or their resolution in court. The Pegasus business model entails the outlay of non-recourse advances to a plaintiff with an agreed-upon fee structure to be repaid from the plaintiff’s recovery. Typically such advances to a plaintiff approximate 10-20% of the anticipated recovery. These funds are generally used by the plaintiff for a variety of urgent necessities, ranging from surgical procedures to everyday living expenses.

Pegasus’s profits and losses will be distributed at 80% to APH and 20% to PLF. These distributions will be made only after the repayment of Fund Pegasus’ principal amount loaned, plus an amount equal to overhead advances calculated at 9% of principal for each case settled. While the over-all returns to the joint venture are currently estimated to be in excess of 20% per annum, APH reserves the right to terminate Pegasus if returns to APH, for any rolling twelve (12) month period, after the first year of operations do not exceed 15%.

As of today, the Company has advanced approximately $4 million in personal injury financing, along with the advancement of $360,000 for overhead expenses. These loans have been assumed directly by Pegasus and the proceeds thereof assigned by the Company to Fund Pegasus.

Gary Stern, Chairman, President and CEO of the Company commented, “We are very excited about our financial commitment to this joint venture, and in particular, about the future prospects of the personal injury financing space. During these past 3 years, the dearth of attractive consumer credit card receivable portfolios has given management the firm initiative to proactively seek profitable alternative asset classes for investment. For the past 2 plus years, we have deliberately and carefully scrutinized the personal injury financing business, and many of the respected firms which populate its ranks. After considerable due diligence, we elected to enter this market by way of a joint venture with PLF and its experienced and talented management team. Our relatively sizable cash resources, will allow us to continue to look into other asset classes, as a complement to our traditional business model of acquiring distressed receivable portfolios. This new investment in personal injury financing, along with our new credit facility with Bank Leumi gives us the flexibility to utilize internal resources and external financing for future growth. We believe the business of personal injury financing offers growth potential for us and we will continue to explore other asset classes to achieve this goal.”

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a leading consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer and other receivables. For additional information, please visit our website at http://www.astafunding.com.

Important Information about Forward-Looking Statements: All statements in this new release other than statements of historical facts, including without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objective of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof, or any variation thereon, or similar terminology or expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors which could materially affect our results and our future performance include, without limitation, potential regulation or limitation of interest rates and other fees advanced by Pegasus under federal and/or state regulation, a change in statutory or case law which limits or restricts the ability of Pegasus to charge or collect fees and interest at anticipated levels, plaintiff ‘s being unsuccessful in whole or in part in the litigation upon which our funds are provided, the continued services of Max Alperovich and Alexander Khanas to source and analyze cases in accordance with the underwriting guidelines of Pegasus, our ability to purchase defaulted consumer receivables at appropriate prices, changes in government regulations that affect our ability to collect sufficient amounts on our defaulted consumer receivables, our ability to employ and retain qualified employees, changes in the credit or capital markets, changes in interest rates, deterioration in economic conditions, negative press regarding the debt collection industry which may have a negative impact on a debtor’s willingness to pay the debt we acquire, and statements of assumption underlying any of the foregoing, as well as other factors set forth under “Item 1A. Risk Factors” in our annual report on Form 10-K for the year ended September 30, 2011 and other filings with the SEC. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we assume no duty to update or revise any forward-looking statements.